EXHIBIT A

Property Descriptions

[See Exhibit A to First Amendment]

Exhibit 99.31

PLEDGE AGREEMENT

THIS PLEDGE AGREEMENT, made as of February 14, 2008 (this “Agreement”), is between SONTERRA RESOURCES, INC. (f/k/a River Capital Group, Inc.), a Delaware corporation (“Pledgor”), and VIKING ASSET MANAGEMENT LLC, a California limited liability company, in its capacity as collateral agent for Buyer identified below (in such capacity, together with its successors and assigns, the “Pledgee”).

WHEREAS:

A. Sonterra Oil & Gas, Inc. (f/k/a Sonterra Resources, Inc.), a Delaware corporation (“Sonterra”), The Longview Fund, L.P., a California limited partnership (“Buyer”) and certain officers of Sonterra are parties to that certain Amended and Restated Securities Purchase Agreement, dated effective as of July 9, 2007 (as amended, restated, supplemented, or otherwise modified from time to time, the “Purchase Agreement”), pursuant to which Buyer purchased (i) 333 shares (the “New Sonterra Shares”) of common stock, no par value, of Sonterra (“Sonterra Common Stock”); for an aggregate amount of $9,990, which shares constitute 100% of the issued and outstanding Capital Stock of Sonterra, and (ii) a senior secured note of Sonterra in the initial principal amount of $322,500 (the “Deposit Note”).

B. Contemporaneously with the execution and delivery of that certain Securities Exchange and Additional Note Purchase Agreement between Pledgor and Buyer, dated as of August 3, 2007 (as amended by the February 2008 Amendment Agreement, dated as of February 14, 2008, and as may be further amended, modified, restated or supplemented and in effect from time to time, the “Exchange Agreement”), the transactions contemplated by the Purchase Agreement to occur at the Equity Closing (as defined in the Purchase Agreement) and the transactions contemplated by the Cinco Purchase Agreement were consummated; without limiting the foregoing, pursuant to the Purchase Agreement, Buyer purchased from Sonterra a senior secured note of Sonterra in the initial principal amount of $5,990,010 (of which $322,500 represented refinancing of the Deposit Note, which was then being surrendered to Sonterra) (as amended, restated, supplemented, or otherwise modified from time to time, the “Sonterra Equity Note”) and a warrant to purchase 50 shares of Sonterra Common Stock (as amended, restated, supplemented, or otherwise modified from time to time, the “Sonterra Warrants”).

C. At the Flash Acquisition Closing (as defined in the Purchase Agreement), the transactions contemplated by the Purchase Agreement to occur at the Flash Acquisition Closing and the transactions contemplated by the Flash Purchase Agreement were consummated subject to the terms and conditions of the Purchase Agreement; without limiting the foregoing, pursuant to the Purchase Agreement, at the Flash Acquisition Closing Buyer purchased an additional senior secured note of Sonterra in the initial principal amount of $2,000,000 (as amended, restated, supplemented, or otherwise modified from time to time, the “Sonterra Non-Equity Note”).

D. At the Exchange Closing, subject to the terms and conditions thereof, Buyer (i) is exchanging all of its Sonterra Common Stock and the Sonterra Equity Note for common stock of Pledgor, par value $0.001 per share (the common stock of Pledgor being referred to herein as “RCGI Common Stock”; and any shares thereof being referred to herein as “RCGI Common Shares”) (the RCGI Common Shares received by Buyer in such exchange being referred to as the “New RCGI Common Shares”), (ii) is exchanging the Sonterra Warrant for a warrant (such warrant, together with any warrants or other securities issued in exchange or substitution therefor or replacement thereof, and as any of the same may be amended or modified and in effect from time to time, the “RCGI Warrant”) to purchase RCGI Common Shares (subject to adjustment to reflect the Reverse Stock Split and any other stock split, stock dividend, stock combination or similar transaction after the date thereof) (the “Warrant Shares”), which RCGI Warrant shall have a term of five years and be exercisable into the Warrant Shares at a price per Warrant Share (the “Warrant Exercise Price”) equal to 110% of the quotient of $6,000,000 divided by the number of New RCGI Common Shares issued to Buyer at the Exchange Closing; and (iii) is exchanging the Sonterra Non-Equity Note, if issued, for a senior secured note of Pledgor in an initial principal amount equal to the principal amount owing under the Sonterra Non-Equity Note on the Exchange Closing Date (such note, together with any promissory notes or other securities issued in exchange or substitution therefor or replacement thereof, and as any of the same may be amended or modified from time to time, the “Initial RCGI Note”).

E. Subject to the terms and conditions set forth in the Exchange Agreement, during the Additional Note Issuance Period (as defined therein), Pledgor will have the option to sell, and if Pledgor exercises such option Buyer shall be obligated to purchase, additional senior secured notes (including any promissory notes or other securities issued in exchange or substitution for such senior secured notes or replacement thereof, and as any of the same may be amended, restated, modified or supplemented and in effect from time to time, the “Additional RCGI Notes”; and, collectively with the Initial RCGI Note, the “Notes”), each with a maturity date of August 31, 2010, in an original aggregate principal amount of up to the result of $10,000,000 minus the original principal amount of the Initial RCGI Note.

F. The Pledgor legally and beneficially owns one hundred percent (100%) of the issued and outstanding shares of Capital Stock of Sonterra (Sonterra and any other corporation or other entity, the stock or other equity interests and securities of which are owned or acquired by Pledgor and described on an addendum hereto from time to time executed by Pledgor in form and substance satisfactory to Pledgee, is referred to herein as a “Pledge Entity” and collectively as the “Pledge Entities”; provided that the parties hereto agree that, as of the date hereof, Sonterra is the only Pledged Entity).

G. Pursuant to a Joinder to Security Agreement dated as of the date hereof, Pledgor has become a party to and a “Debtor” under that certain Security Agreement dated July 9, 2007 between Sonterra and Pledgee (as amended by that certain First Amendment to Security Agreement dated as of the date hereof between Sonterra and Pledgee, and as the same may be further amended, restated, modified or supplement and in effect from time to time, the “Security Agreement”), and Pledgor has granted Pledgee, for the benefit of Buyer, a first priority security interest in, lien upon and pledge of its rights in the Pledgor’s Collateral (as defined in the Security Agreement).

H. To induce Buyer to make the Loans, and in order to secure the payment and performance by Pledgor of the Liabilities (as defined in the Security Agreement), Pledgor has agreed to pledge to Pledgee all of the capital stock and other equity interests and securities of the Pledge Entities now or hereafter owned or acquired by Pledgor to secure the Liabilities (as defined in the Security Agreement).

NOW, THEREFORE, in consideration of the premises and in order to induce Buyer to purchase the Notes under the Exchange Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Pledgor hereby agrees with Pledgee as follows:

II.	Defined Terms. Unless otherwise defined herein, all capitalized terms used herein shall have the meanings given them in the Exchange Agreement.

III.	Pledge.

A.
Pledgor hereby pledges, assigns, hypothecates, delivers and grants to Pledgee, for the benefit of itself and Buyer, a first lien on and first priority perfected security interest in (i) all of the Capital Stock or other equity interests of the Pledge Entities now owned or hereafter acquired by Pledgor (collectively, the “Pledged Shares”), (ii) all other property hereafter delivered to, or in the possession or in the custody of, Pledgee, in substitution for or in addition to the Pledged Shares, (iii) any other property of Pledgor described in Section 4 below or otherwise, whether now or hereafter delivered to, or in the possession or custody of Pledgor, and (iv) all proceeds of the collateral described in the preceding clauses (i), (ii) and (iii) (the collateral described in clauses (i) through (iv) of this Section 2 being collectively referred to as the “Pledged Collateral”), as collateral security for the prompt and complete payment and performance when due (whether at the stated maturity, by acceleration or otherwise) of the Liabili-ties (as defined in the Security Agreement). All of the Pledged Shares now owned by Pledgor which are presently represented by certificates are listed on Exhibit A hereto, which certificates, with undated assignments separate from certificates or stock powers duly executed in blank by Pledgor and irrevocable proxies, are being delivered to Pledgee simultaneously herewith. Upon the creation or acquisition of any new Pledged Shares, Pledgor shall execute an Addendum in the form of Exhibit B attached hereto (a “Pledge Addendum”). Any Pledged Collateral described in a Pledge Addendum executed by Pledgor shall thereafter be deemed to be listed on Exhibit A hereto. Pledgee shall maintain possession and custody of the certificates representing the Pledged Shares and any additional Pledged Collateral.

B.
Pledgor shall cause each Pledged Share consisting of either (i) a membership interest in a Person that is a limited liability company or (ii) a partnership interest in a Person that is a partnership (if any) to be “securities” governed by Article 8 of the UCC at all times. Pledgor shall cause the applicable Persons to issue certificates evidencing such membership interests or partnership interests (if any) to Pledgor. Pledgor shall not cause and shall not permit any Pledged Entity which is not a corporation to “opt-out” of Article 8 of the UCC. Pledgor shall not take, and shall not permit any Pledged Entity which is not a corporation to take, any actions to cause the capital stock, membership interests, partnership interests or similar equity interests of such Pledged Entity to cease to be classified as “securities” governed by Article 8 of the UCC.

IV.	Representations and Warranties of Pledgor. Pledgor represents and warrants to Pledgee, and covenants with Pledgee, that:

A.
Exhibit A sets forth (i) the authorized capital stock or other equity interests of each Pledge Entity, (ii) the number of shares of capital stock or other equity interests of each Pledge Entity that are issued and outstanding as of the date hereof, and (iii) the percentage of the issued and outstanding shares of capital stock or other equity interests of each Pledge Entity held by Pledgor. Pledgor is the record and beneficial owner of, and has good and marketable title to, the Pledged Shares, and such shares are and will remain free and clear of all pledges, liens, security interests and other encumbrances and restrictions whatsoever, except the liens and security interests in favor of Pledgee created by this Agreement;

B.	Except as set forth on Exhibit A, there are no outstanding options, warrants or other similar agreements with respect to the Pledged Shares or any of the other Pledged Collateral;

C.
this Agreement is the legal, valid and binding obligation of Pledgor, enforceable against Pledgor in accordance with its terms except to the extent that such enforceability is subject to applicable bankruptcy, insolvency, reorganization, fraudulent conveyance and moratorium laws and other laws of general application affecting enforcement of creditors’ rights generally, or the availability of equitable remedies, which are subject to the discretion of the court before which an action may be brought;

D.
the Pledged Shares have been duly and validly authorized and issued, are fully paid and non-assessable, and the Pledged Shares listed on Exhibit A constitute all of the issued and outstanding capital stock or other equity interests of the Pledge Entities;

E.
no consent, approval or authorization of or designation or filing with any governmental or regulatory authority on the part of Pledgor is required in connection with the pledge and security interest granted under this Agreement;

F.
the execution, delivery and performance of this Agreement will not violate any provision of any applicable law or regulation or of any order, judgment, writ, award or decree of any court, arbitrator or governmental authority, domestic or foreign, which are applicable to Pledgor, or of the articles or certificate of incorporation, bylaws or any other similar organizational documents of Pledgor or any Pledge Entity or of any securities issued by Pledgor or any Pledge Entity or of any mortgage, indenture, lease, contract, or other agreement, instrument or undertaking to which Pledgor or any Pledge Entity is a party or which is binding upon Pledgor or any Pledge Entity or upon any of the assets of Pledgor or any Pledge Entity, and will not result in the creation or imposition of any lien, charge or encumbrance on or security interest in any of the assets of Pledgor or any Pledge Entity, except as otherwise contemplated by this Agreement;

G.
assuming the Pledgee retains control of and holds all certificates and executed stock powers for the Pledged Shares and the Pledged Collateral, the pledge, assignment and delivery of the Pledged Shares and the other Pledged Collateral pursuant to this Agreement creates a valid first lien on and perfected first priority security interest in such Pledged Shares and Pledged Collateral and the proceeds thereof in favor of Pledgee, subject to no prior pledge, lien, mortgage, hypothecation, security interest, charge, option or encumbrance or to any agreement purporting to grant to any third party a security interest in the property or assets of Pledgor which would include the Pledged Shares or any other Pledged Collateral. Until this Agreement is terminated pursuant to Section 11 hereof, Pledgor covenants and agrees that it will defend, for the benefit of Pledgee, Pledgee’s right, title and security interest in and to the Pledged Shares, the other Pledged Collateral and the proceeds thereof against the claims and demands of all other persons or entities; and

H.
Neither Pledgor nor any Pledged Entity (i) will become a person whose property or interests in property are blocked or subject to blocking pursuant to Section 1 of Executive Order 13224 of September 23, 2001 Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit or Support Terrorism (66 Fed. Reg. 49079(2001), (ii) will engage in any dealings or transactions prohibited by Section 2 of such executive order, or (iii) will otherwise become a person on the list of Specially Designated Nationals and Blocked Persons or subject to the limitations or prohibitions under any other Office of Foreign Asset Control regulation or executive order.

V.
Dividends, Distributions, Etc. If, prior to irrevocable repayment in full in cash of the Liabilities, Pledgor shall receive any certificate (including, without limitation, any certificate representing a dividend or a distribution in connection with any reclassification, increase or reduction of capital, or issued in connection with any reorganization, merger or consolidation), or any options or rights, whether as an addition to, in substitution for, or in exchange for any of the Pledged Shares or otherwise, Pledgor agrees, in each case, to accept the same as Pledgee’s agent and to hold the same in trust for Pledgee, and to deliver the same promptly (but in any event within five Business Days) to Pledgee in the exact form received, with the endorsement of Pledgor when necessary and/or with appropriate undated assignments separate from certificates or stock powers duly executed in blank, to be held by Pledgee subject to the terms hereof, as additional Pledged Collateral. Pledgor shall promptly deliver to Pledgee (i) a Pledge Addendum with respect to such additional certificates, and (ii) any financing statements or amendments to financing statements as requested by Pledgee in writing. Pledgor hereby authorizes Pledgee to attach each such Pledge Addendum to this Agreement. In case any distribution of capital shall be made on or in respect of the Pledged Shares or any property shall be distributed upon or with respect to the Pledged Shares pursuant to the recapitalization or reclassification of the capital of the issuer thereof or pursuant to the reorganization thereof, the property so distributed shall be delivered to Pledgee to be held by it as additional Pledged Collateral. Except as provided in Section 5(b) below, all sums of money and property so paid or distributed in respect of the Pledged Shares which are received by Pledgor shall, until paid or delivered to Pledgee, be held by Pledgor in trust as additional Pledged Collateral.

VI.	Voting Rights; Dividends; Certificates.

A.
So long as no Event of Default (as defined in the Notes) has occurred and is continuing, Pledgor shall be entitled (subject to the other provisions hereof, including, without limitation, Section 8 below) to exercise its voting and other consensual rights with respect to the Pledged Shares and otherwise exercise the incidents of ownership thereof in any manner not inconsistent with this Agreement or the Exchange Agreement and the other Transaction Documents. Pledgor hereby grants to Pledgee or its nominee, an irrevocable proxy to exercise all voting and corporate rights relating to the Pledged Shares in any instance, which proxy shall be effective, at the discretion of Pledgee, upon the occurrence and during the continuance of an Event of Default. Upon the request of Pledgee at any time, Pledgor agrees to deliver to Pledgee such further evidence of such irrevocable proxy or such further irrevocable proxies to vote the Pledged Shares as Pledgee may request.

B.
So long as no Event of Default shall have occurred and be continuing, Pledgor shall be entitled to receive cash dividends or other distributions made in respect of the Pledged Shares, to the extent permitted to be made pursuant to the terms of the Notes. Upon the occurrence and during the continuance of an Event of Default, in the event that Pledgor, as record and beneficial owner of the Pledged Shares, shall have received or shall have become entitled to receive, any cash dividends or other distributions in the ordinary course, Pledgor shall deliver to Pledgee, and Pledgee shall be entitled to receive and retain, for the benefit of Pledgee and Buyer, all such cash or other distributions as additional security for the Liabilities.

C.
Subject to any sale or other disposition by Pledgee of the Pledged Shares, any other Pledged Collateral or other property pursuant to this Agreement, upon the indefeasible full payment in cash, satisfaction and termination of all of the Liabilities and the termination of this Agreement pursuant to Section 11 hereof and of the liens and security interests hereby granted, the Pledged Shares, the other Pledged Collateral and any other property then held as part of the Pledged Collateral in accordance with the provisions of this Agreement shall be returned to Pledgor or to such other persons or entities as shall be legally entitled thereto.

D.	Pledgor shall cause all Pledged Shares to be certificated at all times while this Agreement is in effect.

VII.
Rights of Pledgee. Pledgee shall not be liable for failure to collect or realize upon the Liabilities or any collateral security or guaranty therefor, or any part thereof, or for any delay in so doing, nor shall Pledgee be under any obligation to take any action whatsoever with regard thereto. Any or all of the Pledged Shares held by Pledgee hereunder may, if an Event of Default has occurred and is continuing, without notice, be registered in the name of Pledgee or its nominee, and Pledgee or its nominee may thereafter without notice exercise all voting and corporate rights at any meeting with respect to any Pledge Entity and exercise any and all rights of conversion, exchange, subscription or any other rights, privileges or options pertaining to any of the Pledged Shares as if it were the absolute owner thereof, including, without limitation, the right to vote in favor of, and to exchange at its discretion any and all of the Pledged Shares upon, the merger, consolidation, reorganization, recapitalization or other readjustment with respect to any Pledge Entity or upon the exercise by any Pledge Entity, Pledgor or Pledgee of any right, privilege or option pertaining to any of the Pledged Shares, and in connection therewith, to deposit and deliver any and all of the Pledged Shares with any committee, depository, transfer agent, registrar or other designated agency upon such terms and conditions as Pledgee may reasonably determine, all without liability except to account for property actually received by Pledgee, but Pledgee shall have no duty to exercise any of the aforesaid rights, privileges or options and shall not be responsible for any failure to do so or delay in so doing.

VIII.
Remedies. Upon the occurrence and during the continuance of an Event of Default, Pledgee may exercise in respect of the Pledged Collateral, in addition to other rights and remedies provided for herein or otherwise available to it, all the rights and remedies of a secured party under the Uniform Commercial Code (“UCC”) in effect in the State of New York from time to time, whether or not the UCC applies to the affected Pledged Collateral (or the Uniform Commercial Code as in effect in any other relevant jurisdiction). Pledgee also, without demand of performance or other demand, advertisement or notice of any kind (except the notice specified below of time and place of public or private sale) to or upon Pledgor or any other person or entity (all and each of which demands, advertisements and/or notices are hereby expressly waived), may upon the occurrence and during the continuance of an Event of Default forthwith collect, receive, appropriate and realize upon the Pledged Collateral, or any part thereof, and/or may forthwith date and otherwise fill in the blanks on any assignments separate from certificates or stock power or otherwise sell, assign, give an option or options to purchase, contract to sell or otherwise dispose of and deliver said Pledged Collateral, or any part thereof, in one or more portions at one or more public or private sales or dispositions, at any exchange or broker’s board or at any of Pledgee’s offices or elsewhere upon such terms and conditions as Pledgee may deem advisable and at such prices as it may deem best, for any combination of cash and/or securities or other property or on credit or for future delivery without assumption of any credit risk, with the right to Pledgee upon any such sale, public or private, to purchase the whole or any part of said Pledged Collateral so sold, free of any right or equity of redemption in Pledgor, which right or equity is hereby expressly waived or released. Pledgee shall apply the net proceeds of any such collection, recovery, receipt, appropriation, realization, sale or disposition, after deducting all costs and expenses of every kind incurred therein or incidental to the safekeeping of any and all of the Pledged Collateral or in any way relating to the rights of Pledgee hereunder, including attorneys’ fees and legal expenses, to the payment, in whole or in part, of the Liabilities, in such order as Pledgee may elect. Pledgor shall remain liable for any deficiency remaining unpaid after such application. Only after so paying over such net proceeds and after the payment by Pledgee of any other amount required by any provision of law, including, without limitation, Section 9-608 of the UCC, need Pledgee account for the surplus, if any, to Pledgor. Pledgor agrees that Pledgee need not give more than ten (10) days’ notice of the time and place of any public sale or of the time after which a private sale or other intended disposition is to take place and that such notice is reasonable notification of such matters. No notification need be given to Pledgor if it has signed after default a statement renouncing or modifying any right to notification of sale or other intended disposition.

IX.
No Disposition, Etc. Until the irrevocable payment in full in cash of the Liabilities, Pledgor agrees that it will not sell, assign, transfer, exchange, or otherwise dispose of, or grant any option with respect to, the Pledged Shares or any other Pledged Collateral, nor will Pledgor create, incur or permit to exist any pledge, lien, mortgage, hypothecation, security interest, charge, option or any other encumbrance with respect to any of the Pledged Shares or any other Pledged Collateral, or any interest therein, or any proceeds thereof, except for the lien and security interest of Pledgee provided for by this Agreement and the Security Agreement and Permitted Liens, as defined in the Exchange Agreement.

X.	Sale of Pledged Shares.

A.
Pledgor recognizes that Pledgee may be unable to effect a public sale or disposition (including, without limitation, any disposition in connection with a merger of a Pledge Entity) of any or all the Pledged Shares by reason of certain prohibitions contained in the Securities Act of 1933, as amended (the “1933 Act”), and applicable state securities laws, but may be compelled to resort to one or more private sales or dispositions thereof to a restricted group of purchasers who will be obliged to agree, among other things, to acquire such securities for their own account, for investment and not with a view to the distribution or resale thereof. Pledgor acknowledges and agrees that any such private sale or disposition may result in prices and other terms (including the terms of any securities or other property received in connection therewith) less favorable to the seller than if such sale or disposition were a public sale or disposition and, notwithstanding such circumstances, agrees that any such private sale or disposition shall be deemed to be reasonable and affected in a commercially reasonable manner. Pledgee shall be under no obligation to delay a sale or disposition of any of the Pledged Shares in order to permit Pledgor or a Pledge Entity to register such securities for public sale under the 1933 Act, or under applicable state securities laws, even if Pledgor or a Pledge Entity would agree to do so.

B.
Pledgor further agrees to do or cause to be done all such other acts and things as may be reasonably necessary to make such sales or dispositions of the Pledged Shares valid and binding and in compliance with any and all applicable laws, regulations, orders, writs, injunctions, decrees or awards of any and all courts, arbitrators or governmental instrumentalities, domestic or foreign, having jurisdiction over any such sales or dispositions, all at Pledgor's expense; provided that Pledgor shall not have any obligation to register the Pledged Shares as securities under the 1933 Act or the applicable state securities laws solely by virtue of this Section 9(b). Pledgor further agrees that a breach of any of the covenants contained in Sections 4, 5(a), 5(b), 8, 9 and 24 will cause irreparable injury to Pledgee and that Pledgee has no adequate remedy at law in respect of such breach and, as a consequence, agrees, without limiting the right of Pledgee to seek and obtain specific performance of other obligations of Pledgor contained in this Agreement, that each and every covenant referenced above shall be specifically enforceable against Pledgor, and Pledgor hereby waives and agrees not to assert any defenses against an action for specific performance of such covenants.

C.
Pledgor further agrees to indemnify and hold harmless Buyer, Pledgee and their respective successors and assigns, their respective officers, directors, employees, attorneys and agents, and any person or entity in control of any thereof, from and against any loss, liability, claim, damage and expense, including, without limitation, legal fees and expenses (in this paragraph collectively called the “Indemnified Liabilities”), under federal and state securities laws or otherwise insofar as such Indemnified Liability (i) arises out of or is based upon any untrue statement or alleged untrue statement of a material fact contained in any registration statement, prospectus or offering memorandum or in any preliminary prospectus or preliminary offering memorandum or in any amendment or supplement to any thereof or in any other writing prepared by Pledgor in connection with the offer, sale or resale of all or any portion of the Pledged Collateral unless such untrue statement of material fact was provided by Pledgee, in writing, specifically for inclusion therein, or (ii) arises out of or is based upon any omission or alleged omission to state therein a material fact required to be stated or necessary to make the statements therein not misleading, such indemnification to remain operative regardless of any investigation made by or on behalf of Pledgee or any successor thereof, or any person or entity in control of any thereof. In connection with a public sale or other distribution, Pledgor will provide customary indemnification to any underwriters, their successors and assigns, officers and directors and each person or entity who controls any such underwriter (within the meaning of the 1933 Act). If and to the extent that the foregoing undertakings in this paragraph may be unenforceable for any reason, Pledgor agrees to make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under applicable law. The obligations of Pledgor under this paragraph (c) shall survive any termination of this Agreement.

D.
Pledgor further agrees to waive any and all rights of subrogation it may have against a Pledge Entity upon the sale or disposition of all or any portion of the Pledged Collateral by Pledgee pursuant to the terms of this Agreement until the termination of this Agreement in accordance with Section 11 below.

XI.
No Waiver; Cumulative Remedies. Pledgee shall not by any act, delay, omission or otherwise be deemed to have waived any of its remedies hereunder, and no waiver by Pledgee shall be valid unless in writing and signed by Pledgee, and then only to the extent therein set forth. A waiver by Pledgee of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy which Pledgee would otherwise have on any further occasion. No course of dealing between Pledgor and Pledgee and no failure to exercise, nor any delay in exercising on the part of Pledgee or Buyer of, any right, power or privilege hereunder or under the other Transaction Documents shall impair such right or remedy or operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided are cumulative and may be exercised singly or concurrently, and are not exclusive of any rights or remedies provided by law or in the Exchange Agreement.

XII.
Termination. This Agreement and the liens and security interests granted hereunder shall terminate and Pledgee shall return any Pledged Shares or other Pledged Collateral then held by Pledgee in accordance with the provisions of this Agreement to Pledgor upon the termination of the Notes and the full and complete performance and indefeasible satisfaction of all of the Liabilities (i) in respect of the Notes (including, without limitation, the indefeasible payment in full in cash of all such Liabilities) and (ii) with respect to which claims have been asserted by Pledgee and/or Buyer.

XIII.
Possession of Collateral. Beyond the exercise of reasonable care to assure the safe custody of the Pledged Shares in the physical possession of Pledgee pursuant hereto, neither Pledgee, nor any nominee of Pledgee, shall have any duty or liability to collect any sums due in respect thereof or to protect, preserve or exercise any rights pertaining thereto (including any duty to ascertain or take action with respect to calls, conversions, exchanges, maturities, tenders or other matters relating to the Pledged Collateral and any duty to take any necessary steps to preserve rights against any parties with respect to the Pledged Collateral), and shall be relieved of all responsibility for the Pledged Collateral upon surrendering them to Pledgor. Pledgor assumes the responsibility for being and keeping itself informed of the financial condition of a Pledge Entity and of all other circumstances bearing upon the risk of non-payment of the Liabilities, and Pledgee shall have no duty to advise Pledgor of information known to Pledgee regarding such condition or any such circumstance. Pledgee shall have no duty to inquire into the powers of a Pledge Entity or its officers, directors, managers, members, partners or agents thereof acting or purporting to act on its behalf.

XIV.
Taxes and Expenses. Pledgor will upon demand pay to Pledgee, (a) any taxes (excluding income taxes, franchise taxes or other taxes levied on gross earnings, profits or the like of Pledgee) payable or ruled payable by any Governmental Authority (as defined in the Security Agreement) in respect of this Agreement, together with interest and penalties, if any, and (b) all expenses, including the fees and expenses of counsel for Pledgee and of any experts and agents that Pledgee may incur in connection with (i) the administration, modification or amendment of this Agreement, (ii) the custody or preservation of, or the sale of, collection from, or other realization upon, any of the Pledged Collateral, (iii) the exercise or enforcement of any of the rights of Pledgee hereunder, or (iv) the failure of Pledgor to perform or observe any of the provisions hereof.

XV.
Pledgee Appointed Attorney-In-Fact. Pledgor hereby irrevocably appoints Pledgee as Pledgor’s attorney-in-fact, with full authority in the place and stead of Pledgor and in the name of Pledgor or otherwise, from time to time in Pledgee’s discretion, to take any action and to execute any instrument that Pledgee deems reasonably necessary or advisable to accomplish the purposes of this Agreement, including, without limitation, to receive, endorse and collect all instruments made payable to Pledgor representing any dividend, interest payment or other distribution in respect of the Pledged Collateral or any part thereof and to give full discharge for the same, when and to the extent permitted by this Agreement; provided that the power of attorney granted hereunder shall only be exercised by Pledgee after the occurrence and during the continuance of an Event of Default.

XVI.
Governing Law; Jurisdiction; Jury Trial. All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by the internal laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York. Each party hereby irrevocably submits to the non-exclusive jurisdiction of the state and federal courts sitting in the City of New York, borough of Manhattan, for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address for such notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. Notwithstanding the foregoing, the Pledgee may enforce its rights and remedies in any other jurisdiction applicable to the Pledged Collateral. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION HEREWITH OR ARISING OUT OF THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY.

XVII.
Counterparts. This Agreement may be executed in two or more identical counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party; provided that a facsimile, .pdf or similar electronically transmitted signature shall be considered due execution and shall be binding upon the signatory thereto with the same force and effect as if the signature were an original signature.

XVIII.	Headings. The headings of this Agreement are for convenience of reference and shall not form part of, or affect the interpretation of, this Agreement.

XIX.
Severability. If any provision of this Agreement shall be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect the validity or enforceability of the remainder of this Agreement in that jurisdiction or the validity or enforceability of any provision of this Agreement in any other jurisdiction.

XX.
Entire Agreement; Amendments. This Agreement supersedes all other prior oral or written agreements between each Pledgor, Pledgee, Buyer and their affiliates and persons acting on their behalf with respect to the matters discussed herein, and this Agreement and the Transaction Documents and instruments referenced herein and therein contain the entire understanding of the parties with respect to the matters covered herein and therein.

XXI.
Notices. All notices, approvals, requests, demands and other communications hereunder shall be delivered or made in the manner set forth in, and shall be effective in accordance with the terms of, the Exchange Agreement, in the case of communications to the Collateral Agent, directed to the notice address set forth in the Security Agreement.

XXII.
Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns, including any purchasers of the Notes. Pledgor shall not assign this Agreement or any rights or obligations hereunder without the prior written consent of Pledgee. Pledgee may assign its rights hereunder without the consent of Pledgor, in which event such assignee shall be deemed to be Pledgee hereunder with respect to such assigned rights.

XXIII.
No Third Party Beneficiaries. This Agreement is intended for the benefit of the parties hereto and their respective successors and permitted assigns, and is not for the benefit of, nor may any provision hereof be enforced by, any other person or entity.

XXIV.	Survival. All representations, warranties, covenants and agreements of Pledgor and Pledgee shall survive the execution and delivery of this Agreement.

XXV.
Further Assurances. Pledgor agrees that at any time and from time to time upon the written request of Pledgee, Pledgor will execute and deliver all assignments separate from certificates or stock powers, financing statements and such further documents and do such further acts and things as Pledgee may reasonably request consistent with the provisions hereof in order to carry out the intent and accomplish the purpose of this Agreement and the consummation of the transactions contemplated hereby.

XXVI.
No Strict Construction. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against any party.

XXVII.
Pledgee Authorized. Pledgor hereby authorizes Pledgee to file one or more financing or continuation statements and amendments thereto (or similar documents required by any laws of any applicable jurisdiction) relating to all or any part of the Pledged Shares or other Pledged Collateral without the signature of Pledgor.

XXVIII.
Pledgee Acknowledgement. Pledgor acknowledges receipt of an executed copy of this Agreement. The Pledgor waives the right to receive any amount that it may now or hereafter be entitled to receive (whether by way of damages, fine, penalty, or otherwise) by reason of the failure of the Pledgee to deliver to the Pledgor a copy of any financing statement or any statement issued by any registry that confirms registration of a financing statement relating to this Agreement.

XXIX.
Collateral Agent. The terms and provisions of Section 5.12 of the Security Agreement which set forth the appointment of the Collateral Agent and the indemnifications to which the Collateral Agent is entitled are hereby incorporated by reference herein as if fully set forth herein.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Pledge Agreement to be duly executed and delivered by their duly authorized officers on the date first above written.

PLEDGOR:

SONTERRA RESOURCES, INC. (f/k/a River Capital Group, Inc.), a Delaware corporation

By:	/s/ Howard Taylor
Name:	Howard Taylor
Title:	Chief Executive Officer

PLEDGEE:

VIKING ASSET MANAGEMENT LLC, a California limited liability company, in its capacity as collateral agent for Buyer

By:	S. Michael Rudolph
Name:	S. Michael Rudolph
Title:	Chief Financial Officer

[Signature Page to Pledge Agreement]